Exhibit 99.1

Lions Gate Announces Pricing of Secondary Public Offering by Certain Selling Shareholders

SANTA MONICA, CA, and VANCOUVER, BC, October 13, 2011 — Lions Gate Entertainment Corp.  (the “Company”) (NYSE: LGF) announced today the pricing of a secondary public offering by certain investment funds affiliated with Carl Icahn of 19,201,000 of the Company’s common shares at a public offering price of $7.00 per share.  Upon completion of the offering, the investment funds affiliated with Carl Icahn will own approximately 3.1% of the Company’s common shares.  The selling shareholders have also granted the underwriter an option that expires on October 18, 2011 to purchase up to an additional 2,879,985 common shares to cover over-allotments, if any.  The closing of the offering is expected to occur on October 18, 2011, subject to the satisfaction of customary closing conditions.  Piper Jaffray & Co. is acting as the sole underwriter in the offering.

The Company will not receive any proceeds from the sale of the shares in the offering.  The offering is conducted in conjunction with the agreement that the Company had entered into with Carl Icahn and certain of his affiliates on August 30, 2011.  Pursuant to such agreement the Company has the ability, for 35 business days following the date of the agreement, to designate one or more parties, including pursuant to a registered offering, to purchase from certain affiliates of Carl Icahn up to 22,080,985 common shares at a price of $7.00 per share.

The shares described above are being offered by the selling shareholders pursuant to a registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission.  The offering may be made only be means of a prospectus supplement and the prospectus relating to the offering, copies of which may be obtained from Piper Jaffray & Co., Attention: Syndicate Department, by telephone at 1-800-747-3924.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements related to the expected closing of the offering. These forward-looking statements reflect the Company’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties which include, but are not limited to: the ability of the offering to be successfully completed on terms and conditions satisfactory to the selling shareholders and the Company, the possible adverse impact on the market price of the Company’s common shares from the sale of such a large volume of common shares, as well as other risk and uncertainties, including those detailed from time to time in the Company’s Securities and Exchange Commission filings.  Except for the Company’s ongoing obligation to disclose material information as required by federal securities laws, it undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information, contact:

Peter D. Wilkes

310-255-3726

pwilkes@lionsgate.com